Exhibit 10.9(b)(b)

June 20, 2008

Ross G. Clark, Ph.D.

c/o Tercica, Inc.

2000 Sierra Point Parkway

Suite 400

Brisbane, CA 94005

Dear Ross:

In appreciation for all of your efforts on behalf of Tercica, Inc., the Compensation Committee of the Board of Directors of Tercica, Inc. has approved an amendment pertaining to all of your currently outstanding unvested Tercica stock options and restricted stock units.

Notwithstanding anything to the contrary in your Tercica employment agreement, Tercica’s stock plans, or the forms of award agreements covering your currently outstanding Tercica stock options and restricted stock units (collectively, your “Equity Awards”), if your employment with Tercica terminates due to your death prior to the effective date of the proposed merger of Tercica with Ipsen, S.A. and its affiliated entities pursuant to the merger agreement between the parties dated June 4, 2008 (the “Transaction”), then your Equity Awards that remain unvested at your death (the “Unvested Awards”) will not automatically expire at such time, but, instead, if the Transaction becomes effective on or before the latest date your vested Tercica stock options would otherwise expire under the original terms of your applicable option agreements as a result of the termination of your employment due to your death (the “Extended Expiration Date”), then your Unvested Awards will be fully vested effective immediately prior to the effective date of the Transaction. If the Transaction does not become effective on or before the Extended Expiration Date, your Unvested Awards will expire on the Extended Expiration Date. All other terms and conditions of your Equity Awards remain unaffected by this amendment.

Thank you again for all of your efforts,

/s/ Stephen N. Rosenfield
Stephen N. Rosenfield Executive Vice President of Legal Affairs; General Counsel & Secretary

Cc:	John Scarlett
Bill Yates
Lori Urushima